DEAN HELLER

Secretary of State

204 North Carson Street, Suite 1

Carson City, Nevada 89701-4299

(775) 684-5708

Website: secretaryofstate.biz

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)	FILED C 9852-02
JUL 13 2004

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.    Name of Corporation:

CMKM DIAMONDS, INC.

2.    The articles have been amended as follows (provide article numbers, if available):

Article 4 is amended to correct a type error. The original articles filed the par value as 0.0001. A subsequent amendment on December 26, 2002 and all subsequent filings which increased the authorized shares amount mistakenly lists the common par as 0.001. This is a mistake which must be corrected.

Article 4 is hereby amended and should read the par value of common shares is .0001

3.    The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is:                         N/A

4.    Effective date of filing (optional):

                                                                                                 (must not be later than 90 days after the certificate is filed)

5.    Officer Signature (required): /s/ Urban Casavant, President

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit proper fees may cause this filing to be rejected.